AMERICAN STOCK EXCHANGE ACCEPTS O2DIESEL’S PLAN OF COMPLIANCE

Newark, DE - O2Diesel Corporation (AMEX:OTD) announced today that it has received notice from the American Stock Exchange (AMEX) that it has accepted the company’s plan of compliance and extended the period the company has to regain compliance with the AMEX's listing standards to December 29, 2008. While the company remains out of compliance with the continued listing standards, the letter also stated that O2Diesel has made a reasonable demonstration of its ability to regain compliance with the listing standards by this date.  AMEX has determined that the company is not in compliance with certain conditions of the continued listing standards of Section 1003(a)(ii) and (iii) of the AMEX Company Guide.

On July 27, 2007, O2Diesel provided AMEX with information regarding its progress and financial projections. Based on a review of this information as well as conversations between AMEX Staff and representatives of the Company, AMEX has agreed to extend the period by which O2Diesel must regain compliance with its listing standards until December 29, 2008.

O2Diesel will be subject to periodic review by the AMEX Staff during the extension period. Failure to make progress consistent with the plan could result in commencement of immediate delisting proceedings by the AMEX.

More About O2Diesel: The Company and Its Fuel Technology

O2Diesel Corporation (AMEX:OTD) and its U.S. subsidiary O2Diesel, Inc., is a pioneer in the commercial development of a cleaner-burning diesel fuel alternative that provides exceptional performance and environmental qualities for centrally fueled fleets and off-road equipment of all kinds. Engineered and designed for universal application, O2Diesel™ is an ethanol-diesel blend that substantially reduces harmful emissions without sacrificing power and performance. Extensive independent and government-recognized laboratory and in-use field tests have demonstrated the effectiveness of O2Diesel™ -- the introduction of this cost-effective, cleaner-burning diesel fuel is now underway in the United States and other global markets. For more information please refer to www.o2diesel.com.

Forward Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding O2Diesel Corporation’s business which are not historical facts are ‘forward-looking statements’ that involve risks and uncertainties. Forward-looking statements are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements, including, without limitation, the failure to obtain adequate financing on a timely basis and other risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements, as a result of either the matters set forth or incorporated in this report generally or certain economic and business factors, some of which may be beyond the control of O2Diesel. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in the United States or foreign countries for the commercialization and distribution of our products, failure to capitalize upon access to new markets and failure in obtaining the quality and quantity of ethanol necessary to produce our product at competitive prices. O2Diesel disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. “O2Diesel” and “CityHome” are trademarks of O2Diesel Corporation.

Contact:
O2Diesel Corporation
Alan Rae
+1 (302) 266 6000

Or

Alliance Advisors, LLC
Mark McPartland
+1 (910) 221-1827
###